Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Faraday Future Intelligent Electric Inc. of our report dated May 13, 2022 relating to the financial statements, which appears in Faraday Future Intelligent Electric Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
May 4, 2023